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                                  EX-99.1
                                  EXHIBIT 99.1


                    Report of Independent Public Accountants

To the Board of Directors and Stockholders of TeleBanc Financial Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of TeleBanc Financial Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income (as revised see Note 24), stockholders' equity, and cash flows for each of the three years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleBanc Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                /s/ Arthur Andersen LLP

Vienna, VA
February 20, 1998 (except with respect to the matter discussed in Note 24, as to which the date is May 11, 1998)